Exhibit 15.4

February 24, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by AstraZeneca PLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of the Annual Report on Form 20-F of AstraZeneca PLC dated February 24, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

Attachment

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

ITEM 16F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Following a rigorous process, the Company concluded an audit tender for the Company’s external audit provider. On July 25, 2024, the Company announced that the Audit Committee of the Company has recommended, and the Board of Directors has endorsed, the appointment of KPMG LLP (“KPMG”) as the Company’s external auditor for the fiscal year ending December 31, 2026. A resolution will be put to the shareholders at the 2026 Annual General Meeting to approve this appointment. PricewaterhouseCoopers LLP (“PwC”), who have been the Company’s independent auditor since the year ended December 31, 2017, did continue as the Company’s auditors for the year ending December 31, 2025 and will be dismissed at the conclusion of the Company’s 2026 Annual General Meeting.

During the fiscal years ended December 31, 2025, 2024 and 2023, PwC did not issue any reports on the financial statements of the Company or on the effectiveness of internal control over financial reporting that contained an adverse opinion or a disclaimer of opinion, nor were the auditors’ reports of PwC qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during the fiscal years ended December 31, 2025, 2024 and 2023, no “disagreements,” as that term is defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to Item 16F of Form 20-F, occurred over any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to PwC’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with reports it issued during such period, or any “reportable event,” as that term is described in Item 16F(a)(1)(v) of Form 20-F.

The Company has provided PwC with a copy of the foregoing disclosure and has requested that they furnish the Company with a letter addressed to the SEC stating whether they agree with the statements contained herein and, if not, stating the respects in which they do not agree. A copy of PwC’s letter is included as exhibit 15.4 to this Form 20-F dated February 24, 2026.